Exhibit 99.4

Everyone,

Today is a very important day in our company’s history!  I am excited to inform you that at 8:00 AM EST this morning, FairPoint and Verizon will announce that we have entered into a definitive agreement whereby Verizon local telephone and related operations in Maine, New Hampshire and Vermont will be merged with and into FairPoint.  This transaction will transform the scope and scale of our company.  Please visit the Intranet (http://9.5.69.11/) to access a Webcast from me about this historic transaction.  I wanted to make sure that each employee of FairPoint was fully aware of this important milestone for our company, which marks a significant step in FairPoint’s growth.

This new chapter in FairPoint’s evolution is an opportunity that we expect will increase shareholder value and will also dramatically change the scope of our company.  I want to be clear that our collective efforts and successes to-date as a premier telecommunications operator have made this day possible.  Without the efforts of each and every one of you, we would not be where we are today.

The proposed transaction is important news, not only for our company but for our industry.  I can assure you that this transaction will be discussed at length both within our company and in the affected communities over the coming months.

PLEASE NOTE: I will also be speaking with you live this afternoon on a teleconference from 12:00 PM to 12:30 PM EDT.  I will be answering as many of your questions as I can at that time.  Your local leadership will be organizing a place for you to gather and access the call.  If you cannot gather with your local group, just dial (888) 253-4456 to join the call.

Please join me!

Thanks,

Gene